EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS RECORD FIRST QUARTER EARNINGS

FIRST QUARTER NET INCOME RISES 11% FROM PRIOR-YEAR PERIOD

DURANGO, Colorado (July 11, 2013) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the first quarter ended May 31, 2013 (first quarter of FY2014). The Company franchises and operates gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products. The Company’s majority-owned subsidiary, U-Swirl, Inc., franchises and operates self-serve frozen yogurt cafes. The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

HIGHLIGHTS

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Total revenue increased 5.4 percent to approximately $10.2 million in the first quarter of FY2014, compared with approximately $9.7 million in the quarter ended May 31, 2012 (first quarter of FY2013). Domestic franchise same-store sales rose 2.5% and same-store pounds purchased increased 2.6% when compared with the prior-year period.

●	Retail gross margin improved to 65.7 percent of retail sales in the first quarter of FY2014, compared with 63.2 percent in the first quarter of FY2013.

●

The Company’s majority-owned subsidiary, U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl”), reported income from operations of $168,000 in the first quarter of FY2014, compared with an operating loss of $100,000 associated with Aspen Leaf Yogurt operations in the prior-year period.

●

Factory gross margin declined to 30.4 percent of factory sales in the first quarter of FY2014, versus 31.7 percent in the prior-year quarter due to a decline in manufacturing efficiencies associated with lower production volume resulting from a decline in third-party sales in the first quarter of FY2014 when compared with the first quarter of FY2013.

●

Operating income increased 12.1 percent to approximately $1.8 million in the first quarter of FY2014, compared with operating income of approximately $1.6 million in the first quarter of the previous fiscal year.

●

Net income attributable to RMCF shareholders rose 11.0 percent to $1,179,307, or $0.19 per basic and diluted share, in the first quarter of FY2014, compared with $1,062,329, or $0.17 per basic and diluted share, in the first quarter of FY2013.

●

International license agreements were signed in South Korea and the Kingdom of Saudi Arabia. The first Rocky Mountain Chocolate Factory store in South Korea, in Seoul, opened during the first quarter of FY2014.

●	U-Swirl, Inc. opened its first U-Swirl Frozen Yogurt / Rocky Mountain Chocolate Factory co-branded store in the first quarter of FY2014.

●

After exceeding expectations in test market, Rocky Mountain Chocolate Factory, Inc. and the Kellogg Company are please to announce the expanded roll-out of Kellogg’s Rocky Mountain Chocolate Factory Chocolatey Almond cereal planned for early 2014.

MANAGEMENT COMMENTS

“We are pleased to report a 11.0 percent increase in net income attributable to RMCF shareholders, on a 5.4 percent improvement in total revenues, for the first quarter of Fiscal 2014,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “Same-store sales continued to increase, rising 2.5 percent in the most recent quarter after a 1.1 percent improvement in the first quarter of Fiscal 2013. Our pretax profit margin widened to 18.0 percent of total revenues, compared with 16.9 percent in the first quarter of the previous fiscal year. Other performance metrics of note included a 250 basis-point improvement in our retail gross margin, which reflected improved economies of scale at our majority-owned U-Swirl, Inc. subsidiary.

“Shipments of products to customers outside our network of franchised and company-operated stores declined 9.6 percent in the most recent quarter, resulting in a 3.1 percent reduction in factory sales and a 130-basis-point narrowing in factory gross margin. We consider this a temporary situation related to inventory adjustments and the timing of orders from one of our largest third-party customers. While we believe sales to such third-party customers will trail prior-year levels in the first half of Fiscal 2014, we expect shipments to strengthen in the third and fourth quarters and to post a respectable gain for the fiscal year ending February 28, 2014.”

“Following the restructuring of our frozen yogurt operations in the second half of Fiscal 2013, including the transfer of our Aspen Leaf Yogurt and Yogurtini assets and certain other consideration for a 60 percent equity interest in U-Swirl, Inc., we are pleased to report that U-Swirl was profitable in the most recent quarter, compared with a net loss in the prior-year period. U-Swirl now has approximately 74 self-serve franchised and company-operated frozen yogurt stores in operation, compared with approximately 28 stores a year earlier, allowing U-Swirl to realize important economies of scale while positioning itself to potentially acquire additional frozen yogurt operators and franchisors going forward. We believe U-Swirl has an opportunity to become a leading consolidator in the industry, while generating an attractive return for RMCF shareholders, in coming years. We have also identified an opportunity to further distinguish U-Swirl from its competitors, while increasing sales opportunities for our chocolate factory in Durango, through the opening of co-branded U-Swirl Frozen Yogurt / Rocky Mountain Chocolate Factory stores, the first of which opened in Tennessee in the first quarter of Fiscal 2014.”

“International expansion continues to be an area of emphasis for our Company, and I am pleased to report that we entered into agreements with licensees in two additional countries – South Korea and Saudi Arabia -- during the first quarter of Fiscal 2014,” continued Merryman. “The license agreement covering South Korea, where the initial store opened in Seoul during the first quarter of Fiscal 2014, requires the licensee to open five Rocky Mountain Chocolate Factory stores within a 30-month period, with an option to acquire a Master License Agreement covering the opening or franchising of not less than 30 stores in South Korea. In the Kingdom of Saudi Arabia, the licensee must initially open four stores within 30 months, following which a Master License Agreement for an additional six stores throughout the country may be granted to the licensee. We continue to work with our licensee in Japan to address certain operational issues that have slowed the pace of anticipated openings in that country, but we remain optimistic that the Pacific Rim will be a highly successful international market for Rocky Mountain Chocolate Factory stores.”

“On the trademark licensing front, the initial market test of Kellogg’s “limited edition” Rocky Mountain Chocolate Factory Chocolatey Almond breakfast cereal was a success.  Kellogg Company recently shared preliminary plans to expand the retail roll-out of the specialty cereal in early 2014. This licensing agreement illustrates the national recognition that our Rocky Mountain Chocolate Factory brand name has developed among consumers over the past 32 years, and we believe this roll-out will expose our brand name to several million consumers, while promoting “top-of-mind’ awareness that should benefit our Rocky Mountain Chocolate Factory stores in regional malls and other retail venues.”

“No longer burdened with operating losses from our frozen yogurt operations, we expect the Company’s earnings to recover significantly in the fiscal year that ends February 28, 2014,” added Merryman. “While the experienced management team at U-Swirl is working diligently to achieve strategic objectives that we believe can reward our shareholders in coming years, the RMCF management team is now able to focus exclusively upon the growth potential of our domestic and international chocolate and confectionary manufacturing, franchising, licensing and co-branding activities.”

“We remain proud of our balance sheet and believe the Company is financially well-positioned to pursue the long-term growth initiatives that we have identified,” noted Frank Crail, Founder and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “At the end of the most recent quarter we had approximately $5.4 million of cash in the bank and no long- or short-term debt outstanding. Working capital approximated $9.8 million and our current ratio stood at a healthy 3.2-to-1. We recently paid our 40th consecutive quarterly cash dividend, in the amount of $0.11 per share, which provides investors with a current yield of 3.6 percent, based upon yesterday’s closing stock price of $12.07 per share.”

FIRST QUARTER OPERATING RESULTS

For the three months ended May 31, 2013 (first quarter of FY2014), revenue increased 5.4 percent to approximately $10.2 million, compared with revenue of approximately $9.7 million in the quarter ended May 31, 2012 (first quarter of FY2013). The revenue increase was attributable to higher sales from Company-owned stores, an increase in royalty and marketing fees, and higher franchise fees, partially offset by a decline in factory product sales.

Same-store sales at domestic franchised retail outlets increased 2.5 percent in the first quarter of FY2014 when compared with the prior-year period.

Total factory sales decreased 3.1 percent to approximately $6.3 million in the first quarter of FY2014, versus approximately $6.5 million in the first quarter of FY2013, due to a 9.6 percent decline in shipments of product to customers outside the Company’s network of franchised and licensed retail stores and a 5.4 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory stores in operation. These decreases were partially offset by a 2.6 percent increase in same-store pounds purchased by the Company’s network of franchised stores. Factory gross margin decreased 130 basis points to 30.4 percent of factory sales in the most recent quarter, compared with 31.7 percent in the prior-year period, due primarily to a decline in manufacturing efficiencies associated with 6.0 percent lower factory production volumes in the first quarter of FY2014.

Royalties and marketing fees increased 19.3 percent to approximately $1.7 million in the first quarter of FY2014, compared with approximately $1.4 million in the prior-year quarter, due to a 16.9 percent increase in the number of domestic franchise stores in operation. This increase was primarily the result of royalty and marketing fees associated with the U-Swirl franchise system, partially offset by a decrease in the number of domestic Rocky Mountain Chocolate Factory franchised stores in operation.

Franchise fee revenues increased 123.0 percent to $276,400 in the first quarter of FY2014, compared with franchise fees of $123,900 in the prior-year quarter, due primarily to the license fees associated with license agreements in South Korea and the Kingdom of Saudi Arabia. This increase was partially offset by a decrease in the number of domestic franchise store openings from two in the first quarter of FY2013 to one opening in the first quarter of FY2014.

Retail sales increased 18.2 percent to approximately $1.9 million, from approximately $1.6 million in the prior-year quarter, primarily due to changes in units in operation resulting from the acquisition of a majority ownership in U-Swirl, Inc. Same-store sales at Company-owned locations increased 6.0 percent in the most recent quarter relative to the first quarter of FY2013. Retail gross margin improved from 63.2 percent of retail sales in the first quarter of FY2013 to 65.7 percent of retail sales in the first quarter of FY2014.

Net income attributable to the Company’s shareholders increased 11.0 percent to $1,179,307, or $0.19 per basic and diluted share, in the first quarter of FY2014, compared with net income attributable to RMCF shareholders of $1,062,329, or $0.17 per basic and diluted share, in the first quarter of FY2013.

During the first quarter of FY2014, domestic franchisees opened one new Rocky Mountain Chocolate Factory store in Rapid City, SD and three new U-Swirl Frozen Yogurt stores in Wayne, NJ, Collierville, TN and Houston, TX. One new Cold Stone Creamery co-branded store opened in Twin Falls, ID. International licensees opened one new Rocky Mountain Chocolate Factory store in Seoul, South Korea. The complete lists of stores are available on the Companies’ websites at www.rmcf.com and www.u-swirl.com .

On June 14, 2013, the Company paid its 40th consecutive quarterly cash dividend, in the amount of $0.11 per share, to shareholders of record at the close of business on June 4, 2013.

Investor Conference Call

The Company will host an investor conference call today, July 11, 2013 at 4:15 p.m. EDT to discuss its operating results for the quarter ended May 31, 2013, along with other topics of interest. To access the conference call, please dial 877-374-8416 (international participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”. A replay of the conference call will be available one hour after completion of the call until Thursday, July 18, 2013 at 5:00 p.m. EDT by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference I.D. #10030995.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s majority-owned subsidiary, U-Swirl, Inc., franchises and operates self-serve frozen yogurt cafes. As of July 10, 2013, the Company, U-Swirl and its franchisees operated 430 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 41 states, Canada, Japan, South Korea and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.” The common stock of U-Swirl, Inc. trades on the OTCQB market under the symbol “SWRL.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of the U-Swirl, Inc. and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	May 31, 2013	May 31, 2013
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	224
Company-Owned Stores	0	7
Cold Stone Creamery	1	56
U-Swirl, Inc.
Franchise Stores	3	59
Company-Owned Stores	0	12
International License Stores	1	67
Total	6	425

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	May 31, 2013	February 28, 2013
	(unaudited)
Current Assets	$14,262	$14,544
Total Assets	$23,471	$23,834
Current Liabilities	$4,453	$5,563
Stockholder's Equity	$18,158	$17,389

Interim Unaudited

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2013	2012	2013	2012
Revenues
Factory sales	$6,285	$6,488	61.8%	67.2%
Royalty and marketing fees	1,723	1,444	16.9%	15.0%
Franchise fees	276	124	2.7%	1.3%
Retail sales	1,893	1,602	18.6%	16.6%
Total Revenues	10,177	9,658	100.0%	100.0%

Costs and expenses
Cost of sales	5,027	5,022	49.4%	52.0%
Franchise costs	479	545	4.7%	5.6%
Sales and marketing	505	461	5.0%	4.8%
General and administrative	1,271	840	12.5%	8.7%
Retail operating	841	931	8.3%	9.6%
Depreciation and amortization	236	237	2.3%	2.5%
Total Costs and Expenses	8,359	8,036	82.1%	83.2%

Income from operations	1,818	1,622	17.9%	16.8%

Interest income	12	11	0.1%	0.1%

Income before income taxes	1,830	1,633	18.0%	16.9%

Provision for income taxes	584	571	5.7%	5.9%

Consolidated Net income	1,246	1,062	12.2%	11.0%

Less: Net income attributable
to non-controlling interest	67	-	0.7%	0.0%

Net income attributable to RMCF	$1,179	$1,062	11.6%	11.0%

Basic Earnings Per Common Share	$0.19	$0.17
Diluted Earnings Per Common Share	$0.19	$0.17

Weighted Average Common Shares Outstanding	6,074,332	6,159,445

Dilutive Effect of Employee Stock Options	237,416	151,317

Weighted Average Common Shares Outstanding, Assuming Dilution	6,311,748	6,310,762